Exhibit 10.2


                          GIGA INFORMATION GROUP, INC.
               Amendment Number No. 2 to 1999 Share Incentive Plan
                                September 8, 2000

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I.         The second literary paragraph of Section 13(b) shall be amended to read as follows, effective immediately:

           "Notwithstanding the foregoing, (A) any spin-off of a division or subsidiary of the Company to its stockholders and (B) any event listed in (i) through (v) above that the Board of Directors determines, in its sole discretion, not to be a Change in Control of the Company for purposes of this Plan, shall not constitute a Change in Control of the Company."

II. The following new Section 13A shall be added to the Plan, effective immediately, and shall be applicable to all Benefits heretofore or hereafter granted pursuant to the Plan:

           "13A CHANGE IN CONTROL. Notwithstanding any other provision of this Plan, if there is a Change in Control of the Company as defined in
           Section 13(b), without regard to any contrary determination by the Board of Directors hereunder (so that paragraph B shall not apply), any installments of then outstanding Benefits that would have vested and become exercisable within twelve (12) months following such Change in Control shall immediately vest and become exercisable and all performance targets relating to such Benefits shall be deemed to have been satisfied as of the time of such Change in Control."

III. The third literary paragraph of Section 13(b) of the Plan shall be amended to read as follows, effective immediately, and shall be applicable with respect to all Benefits granted under the Plan from and after the date of this amendment:

           "The Committee, in its sole discretion, may determine that, upon the occurrence of a Change in Control of the Company (without regard to any contrary determination by the Board of Directors under paragraph B above), each Benefit outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive (i) with respect to each share of Common Stock that is subject to a Stock Option or a Stock Appreciation Right and is then vested, an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Option or Stock Appreciation Right (as the case may be) and
           (ii) with respect to each share of Common Stock that is subject to a Stock Award or Stock Unit and is then vested, the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control, such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its sole discretion, shall determine. The provisions contained in the preceding sentence shall be inapplicable to a Stock Option or Stock Appreciation Right granted within six (6) months before the occurrence of a Change in Control if the holder of such Stock Option or Stock Appreciation Right is subject to the reporting requirements of Section 16 of the Exchange Act and no exception from liability under Section 16 of the Exchange Act is otherwise available to such holder."

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IV.        The following sentence shall be added to Section 15 of the Plan and shall be applicable with respect to all Stock Options or Stock Appreciation Rights heretofore or hereafter granted pursuant to the Plan: "In addition, the Committee shall have the right to accelerate, in whole or in part from time to time, conditionally or unconditionally, rights to exercise any Benefits granted hereunder".






















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